Exhibit 99.1

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com
Baker Hughes, a GE company Announces Second Quarter 2018 Results

•	Orders of $6.0 billion for the quarter, up 15% sequentially and up 9% year-over-year on a combined business basis*

•	Revenue of $5.5 billion for the quarter, up 3% sequentially and up 2% year-over-year on a combined business basis

•	GAAP operating income of $78 million for the quarter, increased $119 million sequentially and increased $223 million year-over-year on a combined business basis

•	Adjusted operating income (a non-GAAP measure) of $289 million for the quarter, up 27% sequentially and up favorably year-over-year on a combined business basis

•
GAAP diluted loss per share of $(0.05) for the quarter which included $0.15 per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.10. Adjusted diluted earnings per share includes a loss of $(0.03) related to BJ Services.

•
Cash flows generated from operating activities were $139 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $(22) million. Included in free cash flow is a cash usage of $110 million relating to restructuring and merger-related payments.

*On July 3, 2017, we closed our previously announced transaction to combine the Oil & Gas business of General Electric Company ("GE Oil & Gas") and Baker Hughes Incorporated ("Baker Hughes"). The Company presents its financial results in accordance with GAAP which includes the results of Baker Hughes and GE Oil & Gas from the transaction closing date of July 3, 2017. However, management believes that using additional non-GAAP measures on a "Combined Business Basis" will enhance the evaluation of the profitability of the Company and its ongoing operations. Combined business results combine the results of GE Oil & Gas with Baker Hughes as if the closing date had occurred on the first day of all periods presented. The business combination impacts only the Oilfield Services and Digital Solutions segments. Accordingly, no reconciliation is presented for our other segments, Oilfield Equipment and Turbomachinery & Process Solutions. All combined business results presented in this News Release are unaudited. Such combined business results are not prepared in accordance with Article 11 of Regulation S-X. See Exhibit 99.2 in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 20, 2017, which includes a reconciliation of the combined business information from financial results prepared in accordance with GAAP, and see Exhibit 99.1 in our Current Report on Form 8-K filed with the SEC on April 5, 2018 for the impact of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Please see Tables 1a, 1b and 1c for a reconciliation of GAAP to non-GAAP financial measures.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

LONDON & HOUSTON (July 20, 2018) – Baker Hughes, a GE company (NYSE: BHGE) ("BHGE" or the "Company") announced results today for the second quarter of 2018.

	Three Months Ended
			Combined Business Basis	Variance
(in millions except per share amounts)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Orders	$6,036	$5,238	$5,557	15%	9%
Revenue	5,548	5,399	5,416	3%	2%
Operating income (loss)	78	(41)	(145)	F	F
Adjusted operating income (non-GAAP)*	289	228	119	27%	F
Net income (loss) attributable to BHGE	(19)	70	N/A	U	N/A
Adjusted net income (non-GAAP) attributable to BHGE*	41	38	N/A	7%	N/A
EPS attributable to Class A shareholders	(0.05)	0.17	N/A	U	N/A
Adjusted EPS (non-GAAP) attributable to Class A shareholders*	0.10	0.09	N/A	9%	N/A
Cash flow from operating activities	139	294	N/A	(53)%	N/A
Free cash flow (non-GAAP)*	(22)	226	N/A	U	N/A
*These are non-GAAP financial measures. See section entitled "Charges and Credits" for a reconciliation from GAAP.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

“Twelve months ago, we created BHGE to deliver differentiated solutions for our customers and provide a unique investment opportunity for our shareholders. Since closing, we have executed on the integration, secured important commercial wins and delivered superior performance for our customers. We also made progress on our priorities of gaining market share, increasing margin rates and delivering strong free cash flow," said Lorenzo Simonelli, BHGE Chairman and Chief Executive Officer.
“In the second quarter, we delivered $6.0 billion in orders and $5.5 billion in revenues. Adjusted operating income in the quarter was $289 million. In the first half of the year we delivered $204 million of free cash flow. We delivered $189 million of synergies in the quarter and are on track to achieve the $700 million target for the year.
“In Oilfield Services (OFS), margins were up more than 550 basis points year-over-year. We remain committed to gaining share in key markets and product lines, and delivering high quality service to our customers. In the second quarter, we outperformed the market in the North Sea, Sub Saharan Africa and Asia Pacific. Completions and Artificial Lift product lines both showed strong growth, and in North America we grew Drilling Services well in excess of the rig count.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

“In our Oilfield Equipment (OFE) segment, we had our largest orders quarter since 2015, winning significant subsea production awards across six different projects. Our book-to-bill ratio in the quarter was 1.7, a clear sign of our ability to win big projects with a collaborative partnership approach and our leading gas technology.
“In our Turbomachinery & Process Solutions (TPS) segment, our priorities are centered on LNG leadership, services capability, growth in the industrial space and cost-out. In the quarter, we secured important commercial wins in LNG and on-and-offshore production, two of the largest drivers of our TPS segment. We also advanced our cost-out initiatives and expect these to materialize into improved margins in 2019.
“In our Digital Solutions (DS) segment, strong execution led to solid revenue growth and over 450 basis points of margin expansion year-over-year. We are seeing increased interest from customers in our sensor, inspection and software offerings, and we are gaining traction with our Predictive Corrosion Management software to support the growing corrosion market.
“The macro outlook continues to be favorable. North American production is increasing as operators grow rig and well counts, and we are seeing signs of increasing international activity in some geomarkets. Our portfolio mix positions us well for short and long-term growth as the market improves and the next wave of customer projects come into view.
“We made a tremendous amount of progress in our first year as BHGE and our team has delivered some great wins, but we know there is more work to do. I would like to thank the employees of BHGE for their hard work and dedication over the past year. Going forward, we remain focused on what matters most - delivering for our customers and for our shareholders,” concluded Simonelli.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Quarter Highlights

Customer Wins

BHGE’s Oilfield Services segment secured an important integrated well services contract to support a large proportion of Equinor’s drilling and well construction activities in the Norwegian sector of the North Sea. BHGE will be the main drilling and well services provider for the eight rigs developing Troll, Oseberg and Grane - three of the most prolific and active fields in the Norwegian Continental Shelf.

In the quarter, Upstream Chemicals was awarded a multi-million dollar contract for flow assurance technology in the Sub-Saharan Africa region, displacing a competitor. The Downstream Chemicals business was awarded three sole source contracts, capturing market share in both North America and Norway.
BHGE was awarded substantial subsea production and completions contracts by Chevron Australia for phase two of the Gorgon project in Western Australia, one of the largest gas projects in the world. BHGE will supply 13 subsea trees and other subsea equipment, including manifolds, wellheads, and production control systems, helping to maintain gas supply to the downstream LNG plant. BHGE will also provide completion equipment and services from its OFS segment.
The Company also secured an award for phase two of POSCO DAEWOO Corporation’s Shwe gas field development, a continuation of its successful technical partnership with McDermott. BHGE will supply eight Medium-water Horizontal Christmas Trees (MHXT), eight subsea production control systems and distribution equipment, and topside controls.
BHGE’s Turbomachinery & Process Solutions segment will provide turbomachinery equipment for a third train at Cheniere’s LNG facility in Corpus Christi consisting of six gas turbines and various compressors. This project represents the first FID on new liquefaction capacity in the United States since 2015 and the fifth order for BHGE equipment for Cheniere through Bechtel.
The Company was also selected by Global LNG Services (GLS) to provide technology and services, including its high-efficiency LM9000 gas turbine for the Main Pass Energy Hub, currently in development offshore Louisiana. BHGE will work collaboratively with GLS as they move toward final investment decision. This award is further proof that the LM9000 gas turbine is a key technology component to increase power output with a smaller footprint.
BHGE gained traction in on-and-offshore production, one of the key pillars of its TPS business. Building on its previous award for the Sepia FPSO in Brazil, BHGE was selected to provide gas turbines for the Mero 1 FPSO, the first FPSO in the Libra field. This will be the largest FPSO in the country at a capacity of up to 180,000 barrels per day.
BHGE’s Digital Solutions segment announced a Strategic Alliance Agreement with SGS - the largest player in inspection services for the joint deployment and commercialization of Predictive Corrosion Management (PCM). PCM enables asset owners to scale monitoring and predict corrosion issues using advanced sensors and the analysis of real time data. This alliance enables BHGE to increase the pace of adoption of PCM, not only in oil and gas but also in other industrial sectors.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Technology and Innovation
BHGE continues to invest in innovation. In the quarter, BHGE expanded the capabilities of its Energy Innovation Center in Oklahoma City from traditional research and development to an innovation accelerator that will offer new commercial pathways for BHGE technology through incubator or “start-up” models and external partnerships. This new approach will provide customers with faster access to new ideas that aim to reduce costs and increase productivity.
The Company’s OFE business is creating a Center of Excellence in Northeast Scotland dedicated to subsea equipment manufacturing, research and development and workforce training to support the global oil and gas industry. R&D activities will focus on bringing new technologies to market that reduce costs, enhance productivity and lower the carbon footprint.

Executing for Customers
BHGE Drilling Services continues to deliver superior performance in challenging drilling environments across North America. In the quarter, the team reduced the number of average drilling days for a key customer by nearly 20%, setting Delaware Basin drilling records for both medium and long lateral sections. Based on the superior performance and differentiated technology, the customer awarded 100% of its drilling work on six rigs to BHGE, displacing a competitor.

BHGE’s TPS team completed the assembly and load out of the first two of five gas turbine generator (GTG) modules to be installed at the Tengiz oil field in Kazakhstan. As part of the project, BHGE also secured an order for installation services at the site. In total, BHGE will provide five 130MW gas turbine generator modules.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Consolidated Results by Reporting Segment*
Consolidated Orders by Reporting Segment

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Consolidated segment orders	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Oilfield Services	$2,866	$2,640	$2,530	9%	13%
Oilfield Equipment	1,035	499	797	F	30%
Turbomachinery & Process Solutions	1,498	1,450	1,556	3%	(4)%
Digital Solutions	637	649	674	(2)%	(6)%
Total	$6,036	$5,238	$5,557	15%	9%

Orders for the quarter were $6,036 million, up 15% sequentially and 9% year-over-year. This sequential increase was driven by strong order intake in Oilfield Equipment and Oilfield Services. Compared to the first quarter of 2018, equipment orders were up 30% and service orders were up 7%.
The year-over-year growth was driven by strong performance in Oilfield Equipment and Oilfield Services, partially offset with lower Digital Solutions and Turbomachinery & Process Solutions orders. Year-over-year equipment orders were up 7% and service orders were up 10%.
The Company's total book-to-bill ratio in the quarter was 1.1; equipment book-to-bill ratio in the quarter was 1.2.
Remaining Performance Obligations (RPO) in the second quarter ended at $20.9 billion, a decrease of $0.4 billion or 2% from the first quarter of 2018 primarily driven by the impact of foreign exchange. Equipment RPO was $5.5 billion, up 1% sequentially. Services RPO was $15.4 billion, down 3% sequentially.
Consolidated Revenue by Reporting Segment

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Consolidated segment revenue	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Oilfield Services	$2,884	$2,678	$2,529	8%	14%
Oilfield Equipment	617	664	681	(7)%	(9)%
Turbomachinery & Process Solutions	1,385	1,460	1,586	(5)%	(13)%
Digital Solutions	662	598	620	11%	7%
Total	$5,548	$5,399	$5,416	3%	2%
Revenue for the quarter was $5,548 million, an increase of $148 million, or 3%, sequentially. The increase was driven primarily by higher volume in the shorter cycle businesses of Digital Solutions and Oilfield Services, which were up 11% and 8% respectively, partially offset by lower volume in Oilfield Equipment and Turbomachinery & Process Solutions which were down 7% and 5% respectively.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Compared to the same quarter last year, revenue was up 2%. Oilfield Services was up 14% and Digital Solutions was up 7%, partially offset by Turbomachinery & Process Solutions which was down 13%, and Oilfield Equipment which was down 9%.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Consolidated Operating Income (Loss) by Reporting Segment

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Segment operating income (loss)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Oilfield Services	$189	$141	$26	34%	F
Oilfield Equipment	(12)	(6)	17	(84)%	U
Turbomachinery & Process Solutions	113	119	122	(5)%	(7)%
Digital Solutions	96	73	62	33%	56%
Total segment operating income	387	327	227	19%	71%
Corporate	(98)	(98)	(107)	—%	9%
Inventory impairment	(15)	(61)	(4)	75%	U
Restructuring, impairment & other charges	(146)	(162)	(126)	10%	(16)%
Merger and related costs	(50)	(46)	(134)	(9)%	63%
Operating income (loss)	78	(41)	(145)	F	F
Adjusted operating income*	$289	$228	$119	27%	F
*Non-GAAP measure (see Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP).
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the second quarter of 2018 was $78 million. Operating income increased $119 million sequentially and $223 million year-over-year. Total segment operating income was $387 million for the second quarter of 2018, up 19% sequentially and up 71% year-over-year.
Adjusted operating income (a non-GAAP measure) for the second quarter of 2018 was $289 million, which excludes adjustments totaling $211 million before tax, mainly related to restructuring charges, merger and related costs, and inventory impairments. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits”. Adjusted operating income for the second quarter was up $61 million, or 27%, sequentially, primarily driven by margin expansion in Oilfield Services and Digital Solutions, partially offset by reduction in Oilfield Equipment and Turbomachinery & Process Solutions. Adjusted operating income was up $170 million year-over-year driven by Oilfield Services and Digital Solutions, partially offset by Oilfield Equipment and Turbomachinery & Process Solutions. Included in operating income is a one-time charge of $30 million to remediate quality issues specific to a long-term equipment project.
Depreciation and amortization for the second quarter of 2018 was $392 million.
Corporate costs were $98 million in the second quarter of 2018, flat sequentially and down $9 million year-over-year.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Other Financial Items

Income tax expense in the second quarter of 2018 was $62 million.

GAAP diluted loss per share was $(0.05). Adjusted diluted earnings per share were $0.10. Excluded from adjusted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b. The other adjustments (non-operating) were driven by a $37 million gain on a business sale. Adjusted diluted EPS includes a $(0.03) loss related to BJ Services.
Cash flows generated from operating activities were $139 million for the second quarter of 2018. Free cash flow (a non-GAAP measure) for the quarter was $(22) million. Free cash flow included $110 million of merger and restructuring-related cash payments. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $161 million for the second quarter of 2018.
During the second quarter of 2018, we repurchased approximately $500 million of the Company's common stock, consisting of approximately $187 million of Class A common stock and approximately $313 million of Class B common stock including the paired units in BHGE LLC from GE. The buyback was completed on a pro-rata basis and did not result in a change of GE's approximately 62.5% interest in BHGE LLC.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Oilfield Services	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Revenue	$2,884	$2,678	$2,529	8%	14%
Operating income	$189	$141	$26	34%	F
Operating income margin	6.6%	5.3%	1.0%	1.3pts	5.5pts
Oilfield Services (OFS) revenue of $2,884 million for the second quarter increased by $206 million, or 8%, sequentially.
North America revenue was $1,174 million, up 7% sequentially. International revenue was $1,710 million, an increase of 8% sequentially, with growth in all regions driven by Europe, Asia Pacific and Sub-Saharan Africa. From a product line perspective, the sequential increase of 8% in OFS was driven primarily by Completions, Drilling Services, Artificial Lift and Pressure Pumping.
Segment operating income before tax for the quarter was $189 million. Operating income for the second quarter of 2018 was up $48 million, or 34%, sequentially, primarily driven by volume increases and synergy benefits.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Orders	$1,035	$499	$797	F	30%
Revenue	$617	$664	$681	(7)%	(9)%
Operating income (loss)	$(12)	$(6)	$17	(84)%	U
Operating income (loss) margin	(1.9)%	(0.9)%	2.5%	(0.9)pts	(4.4)pts
Oilfield Equipment (OFE) orders were up $238 million, or 30%, year-over-year. Equipment orders were up 38% driven by higher orders in the Subsea Production Systems business, partially offset by lower order intake in the Flexible Pipe and Surface Pressure Control businesses. The equipment book-to-bill ratio in the quarter was 2.1. Services orders were up 10% driven by higher order intake in the Subsea Services businesses.
OFE revenue of $617 million for the quarter decreased $64 million, or 9%, year-over-year. The decrease was driven by the lower RPO in the Subsea Production Systems business, as well as lower volume in the

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Drilling Systems and Subsea Services businesses. These declines were partially offset by higher volume in the Surface Pressure Control and Flexible Pipe businesses.
Segment operating loss before tax for the quarter was $12 million, an unfavorable decline versus the prior year. The loss was driven by lower volume and lower cost productivity.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Orders	$1,498	$1,450	$1,556	3%	(4)%
Revenue	$1,385	$1,460	$1,586	(5)%	(13)%
Operating income	$113	$119	$122	(5)%	(7)%
Operating income margin	8.2%	8.2%	7.7%	-	0.5pts
Turbomachinery & Process Solutions (TPS) orders were down 4% year-over-year. Equipment orders were down 29% primarily driven by lower new units volume. Service orders were up 15% driven primarily by higher transactional and contractual services, partially offset by lower upgrades.
TPS revenue of $1,385 million for the quarter decreased $201 million, or 13%, year-over-year. The decrease was driven by lower new units and contractual services volume in the upstream business, partially offset by an increase in transactional services and revenue in the downstream business. Equipment revenue in the quarter represented 38% of total revenue, and Service revenue represented 62% of total revenue.
Segment operating income before tax for the quarter was $113 million, down $9 million, or 7%, year-over-year. The decline was driven primarily by lower volume and a one-time charge of $30 million to remediate quality issues specific to a long-term equipment project.

Digital Solutions

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Digital Solutions	June 30, 2018	March 31, 2018	June 30, 2017	Sequential	Year-over-year
Orders	$637	$649	$674	(2)%	(6)%
Revenue	$662	$598	$620	11%	7%
Operating income	$96	$73	$62	33%	56%
Operating income margin	14.6%	12.2%	10.0%	2.4pts	4.6pts
Digital Solutions (DS) orders were down 6% year-over-year, driven by lower orders in the Bently & Controls businesses specifically in the power end market, partially offset by higher orders in the Measurement & Sensing, Inspection Technologies, and Pipeline and Process Solutions businesses.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

DS revenue of $662 million for the quarter increased 7% year-over-year, mainly driven by the Inspection Technologies and Pipeline and Process Solutions businesses.
Segment operating income before tax for the quarter was $96 million, up 56% year-over-year. The increase year-over-year was driven by higher volume and increased cost productivity, as well as synergy realization in the Pipeline and Process Solutions business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Charges & Credits*
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
			Combined Business Basis
(in millions)	June 30, 2018	March 31, 2018	June 30, 2017
Operating income (loss) (GAAP)	$78	$(41)	$(145)
Merger-related costs	23	18	98
Integration costs	26	28	36
Litigation settlements	—	—	67
Restructuring & other	146	162	59
Inventory impairment	15	61	4
Total operating income adjustments	211	269	264
Adjusted operating income (non-GAAP)	$289	$228	$119

Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (loss) (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income/(Loss)

	Three Months Ended
(in millions, except per share amounts)	June 30, 2018	March 31, 2018
Net income (loss) attributable to BHGE (GAAP)	$(19)	$70
Total operating income adjustments (identified items)	211	269
Other adjustments (non-operating) (1)	(37)	(124)
Tax on total adjustments	(14)	(24)
Total adjustments, net of income tax	160	121
Less: adjustments attributable to noncontrolling interests	100	153
Adjustments attributable to BHGE	60	(32)
Adjusted net income attributable to BHGE (non-GAAP)	$41	$38

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	414	422
Adjusted earnings per Class A share— diluted (non-GAAP)	$0.10	$0.09

(1)	2Q'18: Driven by a $37 million gain on a business sale. 1Q'18: Driven by US tax reform.
Table 1b reconciles net income attributable to BHGE, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to BHGE (a non-GAAP financial measure). Adjusted net income attributable to BHGE excludes the impact of certain identified items.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	June 30, 2018	March 31, 2018
Cash flow from operating activities (GAAP)	$139	$294
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(161)	(69)
Free cash flow (non-GAAP)	$(22)	$226
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from (used in) operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Financial Tables (GAAP)
Condensed Consolidated and Combined Statements of Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2018	2017	2018	2017
Revenue	$5,548	$3,015	$10,947	$6,079
Costs and expenses:
Cost of revenue	4,612	2,476	9,170	4,854
Selling, general and administrative expenses	662	461	1,336	953
Restructuring, impairment and other	146	59	308	101
Merger and related costs	50	85	96	151
Total costs and expenses	5,470	3,081	10,910	6,059
Operating income (loss)	78	(66)	37	20
Other non operating income, net	43	50	45	58
Interest expense, net	(63)	(14)	(109)	(34)
Income (loss) before income taxes and equity in loss of affiliate	58	(30)	(27)	44
Equity in loss of affiliate	(34)	—	(54)	—
Benefit (provision) for income taxes	(62)	10	24	2
Net income (loss)	(38)	(20)	(57)	46
Less: Net income (loss) attributable to GE Oil & Gas pre-merger	—	(26)	—	42
Less: Net income (loss) attributable to noncontrolling interests	(19)	6	(108)	4
Net income (loss) attributable to BHGE	$(19)	$—	$51	$—

Per share amounts:
Basic earnings per Class A common stock	$(0.05)		$0.12
Diluted earnings per Class A common stock	(0.05)		0.12

Weighted average shares:
Basic	414		417
Diluted	414		419

Cash dividend per Class A common stock	$0.18		$0.36

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Condensed Consolidated and Combined Statements of Financial Position
(Unaudited)

(In millions)	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash, cash equivalents and restricted cash (1)	$4,879	$7,030
Current receivables, net	6,038	6,015
Inventories, net	4,675	4,507
All other current assets	850	872
Total current assets	16,442	18,424
Property, plant and equipment - less accumulated depreciation	6,335	6,959
Goodwill	20,758	19,927
Other intangible assets, net	5,973	6,358
Contract and other deferred assets	1,911	2,044
All other assets	2,671	2,788
Total assets (1)	$54,090	$56,500
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,574	$3,377
Short-term debt and current portion of long-term debt (1)	1,067	2,037
Progress collections and deferred income	1,630	1,775
All other current liabilities	2,362	2,038
Total current liabilities	8,633	9,227
Long-term debt	6,319	6,312
Liabilities for pensions and other postretirement benefits	1,100	1,172
All other liabilities	1,221	1,379
Equity	36,817	38,410
Total liabilities and equity	$54,090	$56,500

(1)
Total assets include $939 million and $1,124 million of assets held on behalf of GE, of which $783 million and $997 million is cash and cash equivalents and $156 million and $127 million is investment securities at June 30, 2018 and December 31, 2017, respectively, and a corresponding amount of liability is reported in short term borrowings.

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In millions)	2018	2017
Cash flows from operating activities:
Net income (loss)	$(57)	$46
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	780	290
Working capital and other operating items, net	(290)	(725)
Net cash flows from (used in) operating activities	433	(389)
Cash flows from investing activities:
Expenditures for capital assets	(411)	(143)
Proceeds from disposal of assets	181	12
Other investing items, net	68	1
Net cash flows used in investing activities	(162)	(130)
Cash flows from financing activities:
Repayment of long-term debt	(648)	—
Dividends paid	(150)	—
Distributions to noncontrolling interest	(253)	—
Repurchase of Class A common stock	(387)	—
Repurchase of GE common units by BHGE LLC	(638)	—
Net transfer from Parent	—	1,575
Other financing items, net	(296)	(31)
Net cash flows from (used in) financing activities	(2,372)	1,544
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(50)	17
Increase (decrease) in cash, cash equivalents and restricted cash	(2,151)	1,041
Cash, cash equivalents and restricted cash, beginning of period	7,030	981
Cash, cash equivalents and restricted cash, end of period	$4,879	$2,021

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bhge.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Friday, July 20, 2018, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will also be posted to the Company’s website and available for real-time viewing at investors.bhge.com. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bhge.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2017; the Company's subsequent quarterly report on Form 10-Q for the quarterly period ended March 31, 2018; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bhge.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Integration activities - the ability to successfully integrate Baker Hughes with GE Oil & Gas, including operations, technologies, products and services.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.

Dependence on GE - any failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter Results

Orders and RPO - our ability to execute on orders and RPO and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
# # #
Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world. For more information on Baker Hughes, a GE company visit: www.bhge.com.